SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                          Commission File Number 0-2185

                          PharmaSystems Holdings Corp.
             (Exact name of registrant as specified in its charter)

                          7350 NW 7th Street, Suite 104
                              Miami, Florida 33126
                                 (305) 267-9500

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock, no par value

            (Title of each class of securities covered by this Form)

                                      None

 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

 Rule 12g-4(a)(1)(i) [x]                     Rule 12h-3(b)(1)(ii)  [x]
 Rule 12g-4(a)(1)(ii)[x]                     Rule 12h-3(b)(2)(i)   [ ]
 Rule 12g-4(a)(2)(i) [ ]                     Rule 12h-3(b)(2)(ii)  [ ]
 Rule 12g-4(a)(2)(ii)[ ]                     Rule 15d-6            [x]
 Rule 12h-3(b)(1)(i) [x]



         Approximate number of holders of record as of the certification or notice date: 113 (as of March 26, 1998)


         Pursuant to the requirements of the Securities Exchange Act of 1934 PharmaSystems Holdings Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.





                                             /s Aurelio Alonso
Dated:   March 27, 1998              By:   -------------------------------------
                                               Aurelio Alonso
                                              Executive Vice President and
                                              Chief Financial Officer


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